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                                                                   EXHIBIT 23(d)



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Peoples Heritage Financial Group, Inc. of our report, dated
January 13, 1997, except for Note 20 as to which the date is February 13, 1997, relating to Portsmouth Bank Shares, Inc. and subsidiary, included in the December 31, 1997 Annual Report on Form 10-K of CFX Corporation and incorporated by reference in the Current Report on Form 8-K of Peoples Heritage Financial Group, Inc. filed on April 22, 1998 and to the reference to our firm under the heading "Experts" in the Prospectus contained in such Registration Statement.


                                          /s/ Shatswell, MacLeod & Company, P.C.

West Peabody, Massachusetts
September 28, 1998